EXHIBIT 10.3

TERMINATION OF OPTION AGREEMENT

THIS TERMINATION OF OPTION AGREEMENT (this “Agreement”), dated as of December 12, 2007 (the “Effective Date”), by and among SSC Mandarin Group Limited (“SSC”), China Global Mining Resources Limited, a British Virgin Islands company (“CGMR BVI”), China Global Mining Resources Limited, a Hong Kong company (“CGMR HK,” and together with CGMR BVI, “CGMR”), SSC Mandarin Financial Services Limited (“SSCM FS”), SSC - Sino Gold Consulting Co. Ltd. (“SINO”), and Wits Basin Precious Minerals, Inc. (“WITS”), is made with respect to the relinquishment of WITS rights conferred by an Option Agreement, executed in March 2007, by and among WITS, SSCM FS and SINO (the “Option Agreement”).

WHEREAS, the parties hereto (the “Parties”) wish to terminate the Option Agreement.

NOW, THEREFORE, in consideration of the mutual undertakings expressed in this Agreement and for good and valuable consideration, the receipt and sufficiency are hereby acknowledged, the Parties hereby agree that the Option Agreement shall be superseded and replaced in its entirety by this Agreement, and the Parties further agree as follows:

1.  As of the Effective Date, the Option Agreement shall be terminated and WITS shall relinquish its option to buy shares in SINO (representing a 60% ownership interest in SINO).

2.  As of the Effective Date, WITS shall be deemed to have 100% legal ownership and control of CGMR as set forth in the Sale of Shares and Claims Agreement, executed in March 2007, by and between WITS, SSC and CGMR BVI ("BVI Agreement") and the Sale of Shares and Claims Agreement, executed in March 2007, by and between WITS, SSC and CGMR HK ("HK Agreement," and together with BVI Agreement, "CGMR Agreements"); and the Maanshan WFOE and the Hubei WFOE. In connection therewith, SSC shall transfer to WITS free from any debt or incumberance the applicable share certificates, constituting 100% of the outstanding shares of CGMR, corporate documents, company seals, company chops, due diligence documents of such entities and reasonably assist WITS in taking all applicable steps to effect the necessary resignation from, and appointment of, directors and managers to such entities.

3.  WITS shall pay SSC (via wire transfer to the bank account to be designated by SSC) within 60 days from the Effective Date:

3.1  (i) HKD 925,000 on account of fees paid to Mr. Qin of China Sun Fund Management Limited for the Maanshan WFOE financing and (ii) HKD 925,000 on account of fees as a fee for establishing the Maanshan WFOE; and

3.2  HKD 2,000,000 on account of fees paid for the Hubei WFOE capitalization in connection with CGMR on behalf of WITS.

4.  WITS shall further pay SSC within 90 days from the later of (i) the Effective Date and (ii) the completion of final due diligence of title and permits relating to the Maanshan WFOE and the Hubei WFOE USD $2,250,000 that SSC has contributed to the Maanshan WFOE in connection with CGMR on behalf of WITS; provided that WITS may offset such payment against the expenses (limited to direct expenses for third party professionals) incurred by WITS and SINO on behalf of SSCM FS in connection with the Gold Project, as set forth in Exhibit B attached hereto. WITS shall further be entitled to offset such payment against the payment obligations of SSC to WITS pursuant to Section 5 below.

5.  SSC shall pay WITS within 90 days from the later of (i) the Effective Date and (ii) the completion of final due diligence of title and permits relating to the Maanshan WFOE and the Hubei WFOE, the sum of USD $1,750,000 that WITS has paid to SSC in connection with SINO; provided that SSC may offset such payment against the expenses (limited to direct expenses for third party) incurred by SSC with respect to CGMR in connection with the Iron Ore Project and the Nickel Project as set forth in Exhibit C attached hereto. SSC shall further be entitled to offset such payment against the payment obligations of WITS to SSC pursuant to Section 4 above.

6.  Each of the Parties (the “Releasing Party”) does hereby forever release, discharge and acquit the other Party, and their respective parents, subsidiaries, predecessors, directors, officers, shareholders, agents, employees, successors, assigns, affiliates, heirs, executors, and administrators (the “Released Party”) from any and all manner of action or actions, cause or causes of action whether class, derivative or individual in nature, in law or in equity for indemnity or otherwise, suits, debts, liens, commitments, contracts, agreements, obligations, promises, liabilities, claims, demands, damages, losses, costs, or expenses, of any kind or nature whatsoever, known or unknown, liquidated or unliquidated, disputed or undisputed, suspected or unsuspected, fixed or contingent or based on contract, tort, state or federal statutes or other legal or equitable theory of recovery (“Claims”), that such Releasing Party may have had, may presently have or in the future may have based upon, arising from, or in any way connected with or related to the CGMR Agreements or the Option Agreement; provided, however, that the foregoing release shall not constitute a release with respect to any claims arising out of the obligations set forth in this Agreement and/or any fraud perpetrated by one or more of the Parties to this Agreement.

7.  This Agreement is the complete and exclusive statement of the agreement between the Parties, which supersedes all prior or concurrent proposals and understandings, whether oral or written, and all other communications between the Parties relating to the subject matter of this Agreement. SSC, SSCM FS and Robin Lee shall be required to maintain strict confidentiality at all times and shall not be permitted to discuss or reveal any terms or facts relating to this Agreement or matters relating to WITS without WITS' prior written consent, except to the extent pursuant to applicable laws, rules, regulations or government requirement or court order.

8.  This Agreement shall be governed by, construed and interpreted in accordance with the laws of the Hong Kong Special Administrative Region and any dispute, controversy or claim arising out of or relating to this Agreement, or the breach termination or invalidity thereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force and as may be amended by the rest of this clause. The appointing authority shall be the Hong Kong International Arbitration Centre. The place of arbitration shall be in Hong Kong at Hong Kong International Arbitration Centre (HKIAC). There shall be only one arbitrator.

9.  This Agreement is prepared and executed by duly authorized officers of each Party.

10.  This Agreement may be executed by facsimile or “.pdf” file and in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

(Remainder of Page Intentionally Left Blank; Signature Page Follows)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

SSC Mandarin Group Limited

By:	/s/ Robin Lee
Name:	Robin Lee
Title:	Director

SSC Mandarin Financial Services Limited

By:	/s/ Robin Lee
Name:	Robin Lee
Title:	Director

China Global Mining Resources Limited, a British Virgin Islands company

By:	/s/ Robin Lee
Name:	Robin Lee
Title:	Director

China Global Mining Resources Limited, a Hong Kong company

By:	/s/ Robin Lee
Name:	Robin Lee
Title:	Director

SSC – Sino Gold Consulting Co. Ltd.

By:	/s/ Robin Lee
Name:	Robin Lee
Title:	Managing Director

Wits Basin Precious Minerals, Inc.

By:	/s/ Stephen D. king
Name:	Stephen D. king
Title:	Chief Executive Officer